Exhibit 99.1
1600 West Merit Parkway • South Jordan, UT 84095
Telephone: 801-253-1600 • Fax: 801-253-1688

PRESSRELEASE
FOR IMMEDIATE RELEASE

Date:	February 1, 2012

Contact:	Anne-Marie Wright, Vice President, Corporate Communications

Phone:	(801) 208-4167 e-mail: awright@merit.com Fax: (801) 253-1688

Merit Medical Announces the Purchase of the Assets of Ostial Solutions, LLC

SOUTH JORDAN, Utah, Feb. 1, 2012 (GLOBE NEWSWIRE) -- Merit Medical Systems, Inc. (Nasdaq:MMSI), a leading manufacturer and marketer of proprietary disposable devices used primarily in cardiology, radiology and endoscopy, today announced that it has acquired the assets of Ostial Solutions, LLC, a privately-held company based in Kalamazoo, Michigan, under terms which require approximately 33% of the anticipated purchase price to be paid at closing, approximately 22% of the anticipated purchase price to be paid within six months of closing and the balance to be paid only upon achievement of negotiated earn-out objectives.
The primary asset of Ostial Solutions is the patented Ostial Pro Stent Positioning System®, which facilitates precise stent implantation in coronary and renal aorto-ostial lesions, eliminating guesswork when deploying a stent at the "true" ostium of the vessel.
Ostial Solutions has represented that the Ostial Pro Stent Positioning System® is compatible with 6-, 7- and 8-French guiding catheters and any manufacturer's stent platforms. The anticipated benefits of this system would be to minimize the risk of the stent being deployed too proximal or too distal to the ostium, reducing the need for a second stent, as well as decreasing overall procedure time.
The device has received 510(k) clearance from the U.S. Food and Drug Administration, and Merit has commenced shipments of the product from Merit's facilities. The product has a hospital price of approximately $800, with margins above Merit's corporate average.
"We believe this is the right product at the right time to complement many of Merit's existing products, as well as anticipated future products, such as the Concierge® guiding catheter, which Merit plans to introduce later this year," said Fred P. Lampropoulos, Merit's Chairman and Chief Executive Officer. "We believe this tool will help both patients and physicians, by improving the accuracy of stent placement, thereby reducing the potential cost and risk of additional stents, contrast media and x-ray exposure."
ABOUT MERIT
Founded in 1987, Merit Medical Systems, Inc. is engaged in the development, manufacture and distribution of proprietary disposable medical devices used in interventional and diagnostic procedures, particularly in cardiology, radiology and endoscopy. Merit serves client hospitals worldwide with a domestic and international sales force totaling approximately 130 individuals. Merit employs approximately 2,400 people worldwide with facilities in Salt Lake City and South Jordan, Utah; Angleton, Texas; Richmond, Virginia; Maastricht and Venlo, The Netherlands; Paris, France; Galway, Ireland; Beijing, China; Copenhagen, Denmark; and Rockland, Massachusetts.
ABOUT OSTIAL SOLUTIONS, LLC
Ostial Solutions, LLC is a Kalamazoo, Michigan-based medical-device development company focusing on the treatment of coronary and renal aorto-ostial disease. Founded in 2003, the company is currently developing the fourth iteration of the Ostial Pro Stent Positioning System. Ostial Solutions' management team has a combined half century of experience in the field of interventional cardiology, a proven track record with highly successful medical start-ups, and a keen understanding of emerging technologies.
Statements contained in this release which are not purely historical, including, without limitation, statements regarding Merit's forecasted revenues, net income or other financial results, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to risks and uncertainties such as those described in Merit's Annual Report on Form 10-K for the year ended December 31, 2010. Such risks and uncertainties include risks relating to Merit's potential inability to successfully manage growth through acquisitions, including the inability to commercialize technology acquired through recent, proposed or future acquisitions; product recalls and product liability claims; potential restrictions on Merit's liquidity or its ability to operate its business by its current debt agreements; possible infringement of Merit's technology or the assertion that Merit's technology infringes the rights of other parties; the potential of fines, penalties, or other adverse consequences if Merit's employees or agents violate the U.S. Foreign Corrupt Practices Act or other laws and regulations; expenditures relating to research, development, testing and regulatory approval or clearance of Merit's products and risks that such products may not be developed successfully or approved for commercial use; greater governmental scrutiny and regulation of the medical device industry; reforms to the 510(k) process administered by the U.S. Food and Drug Administration; laws targeting fraud and abuse in the healthcare industry; potential for significant adverse changes in, or failure to comply with, governing regulations; increases in the price of commodity components; negative changes in economic and industry conditions in the United States and other countries; termination or interruption of relationships with Merit's suppliers, or failure of such suppliers to perform; fluctuations in Euro and GBP exchange rates; Merit's need to generate sufficient cash flow to fund its debt obligations, capital expenditures, and ongoing operations; concentration of Merit's revenues among a few products and procedures; development of new products and technology that could render Merit's existing products obsolete; market acceptance of new products; volatility in the market price of Merit's common stock; modification or limitation of governmental or private insurance reimbursement policies; changes in health care markets related to health care reform initiatives; failure to comply with applicable environmental laws; changes in key personnel; work stoppage or transportation risks; uncertainties associated with potential healthcare policy changes which may have a material adverse effect on Merit; introduction of products in a timely fashion; price and product competition; availability of labor and materials; cost increases; fluctuations in and obsolescence of inventory; and other factors referred to in Merit's Annual Report on Form 10-K for the year ended December 31, 2010 and other materials filed with the Securities and Exchange Commission. All subsequent forward-looking statements attributable to Merit or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. Actual results will differ, and may differ materially, from anticipated results. Financial estimates are subject to change and are not intended to be relied upon as predictions of future operating results, and Merit assumes no obligation to update or disclose revisions to those estimates.

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